EXHIBIT 10.23

CONSULTING AGREEMENT

THIS AGREEMENT made with effect as at the 8th day of February, 2019 (the "**Effective Date**").

BETWEEN:

Michael Shamber
an individual resident in the Province of Ontario

(the "**Independent Consultant**")

- and –

Instadose Pharma Corp.,
a corporation incorporated pursuant to
the laws of British Columbia

(the "**Corporation**")

WHEREAS:

A. The Corporation is desirous of engaging the services of the Independent Consultant to provide services to the Corporation, and the Independent Consultant has agreed to provide his services to the Corporation, in accordance with the terms of this agreement.

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the Corporation and the Independent Consultant each agree with the other as follows:

ARTICLE 1: Definitions

1.1 **Defined Terms**. For the purpose of this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a) "**Business**" means the business currently carried on by the Corporation, being the business of producingvand distributing cannabinoid oil to international buyers, and any other line of business actively carried on by the Corporation or, to the knowledge of the Independent Consultant, in the active contemplation of the Corporation, as at the date of the termination of this Agreement;

(b) "**Confidential Information**" means information disclosed or accessible to the Independent Consultant or acquired by the Independent Consultant as a result of his or her contracting with the Corporation and which is not in the public domain or otherwise required to be disclosed by applicable law and includes, but is not limited to, information relating to the Corporation's current, future or proposed services or development of new or improved services, marketing strategies, sales

or business plans, the names and information about the Corporation's past, present and prospective clients, data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, budgets, unpublished financial statements or other financial information, Innovations (as hereinafter defined), personal information relating to any employees, officers or directors, and any other information known by the Independent Consultant to have been received by the Corporation from third parties pursuant to an obligation of confidentiality.

(c) "**Day**" means the period of time commencing at 9:00 am and ending at 5:00 pm on any given Business Day during which the Independent Consultant provides the Consultant Services, or such lesser period of time as may be required for the Independent Consultant to perform the Consultant Services; and

(d) "**Records**" means and includes, collectively, all data, information and records of or relating to the Corporation or to the Business, whether in written form or stored on computer-related media including, without limitation, all originals, copies (including, without limitation, handwritten copies) and extracts, compilations, analyses or other memoranda or notations thereof, and all originals, copies and extracts of all:

(i) operating information and data, financial or otherwise including, without limitation, books, business reports, plans and projections, books of account, records of assets, liabilities, past sales and purchases, invoices, inventory data and costing reports, accounts receivable data, credit information, information of or relating to the Business as carried on by the Corporation, its profit margins, past, current or prospective employees, customers and suppliers (including their names, addresses and preferences), customer and supplier relationships, call lists, customer lists, customer profits, proposals, and other confidential customer information, billing practices, financial structure and information, employees, employee relationships, employee lists and data, markets or marketing plans, information of or relating to any of their potential business ventures and their other activities of all kinds, and all other records, documents, files and other information related to any or all of the foregoing;

(ii) formulae, designs, codes, licences, computer software used or developed by the Corporation, technical information, research and development data, concepts, business or operating techniques, methods and procedures, inventions, discoveries and methods of processing and production;

(iii) information of or relating to any product, device, equipment or machinery as used or being developed for use by the Corporation in connection with the carrying on of the Business;

(iv) files, manuals, databases and records, correspondence, documents and contracts; and

(v) lists of, files relating to, and agreements with customers, suppliers, service Consultants and employees of the Corporation or the Business.

ARTICLE 2: Consultant Services

2.1 **Duties**. Subject to the terms of this Agreement, the Corporation shall engage the Independent Consultant as an Independent Consultant to provide the services detailed in Schedule "A" hereto (the "**Consultant Services**"), and the Independent Consultant agrees to accept such engagement.

ARTICLE 3: Term and Termination of Agreement.

3.1 **Term**. This Agreement is hereby concluded for a three (3) year period (the "**Term**").

3.2 **Termination**. The Corporation or the Independent Consultant may, by delivering written notice to the other party (the "**Termination Notice**") , immediately terminate this Agreement for any reason.

3.3 **Return of Corporation Material**. The Independent Consultant shall return all Corporation owned equipment and material to the Corporation immediately following completion of the Consultant Services or upon termination of this Agreement.

3.4 **Date of Termination**. In the event this Agreement is terminated pursuant to Section 3.2, this Agreement shall be deemed for all purposes to terminate on the date set forth in the Termination Notice.

3.5 **No Further Payments**. The Independent Consultant shall not be entitled on termination of this Agreement to receive any additional compensation or remuneration whatsoever other than as set out in this Agreement.

ARTICLE 4: Compensation

4.1 **Consulting Fee**. The Independent Consultant shall be paid a base consulting fee of $250,000 (CDN) per year, payable in bi-weekly installments.

4.2 **Common Share Election Option**

(a) The Independent Consultant shall be entitled to elect to receive as additional compensation, 1,000,000 common shares of the Corporation ("**Common Shares**") valued at $2.00 per Common Share upon the completion of each year of service (each, a "**Completed Service Year**") under this Agreement (the "**Common Share Election Option**"). Assuming completion by the Independent Consultant of the full Term of the Agreement, the Independent Consultant shall be entitled to elect to receive up to a total of 3,000,000 Common Shares under the Common Share Election Option. For the purposes of this section 4.2(a) of the Agreement, those Common Shares available to be accepted by the Independent Consultant upon completion of each Completed Service Year shall be deemed to have been "vested" to the Independent Consultant under the Common Share Election Option.

(b) The right to elect to receive Common Shares under the Common Share Election Option is cumulative so that to the extent the Common Share Election Option is not exercised immediately following completion of any Completed Service Year up to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Common Shares for which have vested under the Common Share Election Option, for a period of twelve (12) months commencing on the date of the earlier to occur of the following: (i) the date the Independent Consultant's engagement under this Agreement is terminated by the Corporation, (ii) the date the Independent Consultant's engagement under this Agreement is terminated by the Independent Consultant, and (iii) the date that a Qualifying Event involving the Corporation shall occur.

(c) The following table sets forth the number of Common Shares deemed to be vested under the Independent Consultant's Common Share Election Option should the occurrence of any of the events set forth above in section 4.2(b)(i) – (iii) occur prior to the Independent Consultant's full completion of the Term of his or her engagementunder this Agreement:

Event	Vested Common Shares	Final Election Option Exercise Date
Termination by the Corporation	• Those Common Shares vested to the Independent Consultant for each Completed Service Year prior to and including the full the year in which the written notice of Termination by the Corporation is given.	• The date that is twelve (12) months from the date the Corporation provides the Independent Consultant with written notice (to the last address on the books of the Corporation belonging to the Independent Consultant) confirming the termination of the Independent Consultant's engagement with the Corporation.
Termination by the Independent Consultant	• Those Common Shares vested to the Independent Consultant for each Completed Service Year prior to the year in which written notice of termination is given by the Independent Consultant to the Corporation.	• The date that is twelve (12) months from the date the Independent Consultant provides the Corporation with written notice confirming the termination of the Independent Consultant's engagement with the Corporation.
Qualifying Event	• All of the Common Shares available to the Independent Consultant	• The date that is twelve (12) months from the date the Qualifying Event

	under the Common Share Election Option.	occurs.

For the purposes of this Agreement, the term "**Qualifying Event**" shall mean the occurrence of any of the following events: (i) an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, amalgamation, merger, or consolidation, or (ii) a sale of all or substantially all of the assets of the Corporation (collectively, a "**Merger**"), so long as in either case the Corporation's shareholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity, or (iii) an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, amalgamation, merger, or consolidation) that results in the common shares of the Corporation becoming listed on a publicly recognized stock exchange or bulletin board.

ARTICLE 5: Intellectual Property and Confidentiality

5.1 **Non-Disclosure**. The Independent Consultant shall not at any time now or in the future for any purpose or in any manner whatsoever, directly or indirectly, use, disclose, divulge, furnish, transfer, sell, release or otherwise deal with or make available to any Person any Confidential Information.

5.2 **Return or Destruction of Confidential Information**. The Independent Consultant shall return to the Corporation or destroy, as directed by the Corporation, any Confidential Information in his possession upon request by the Corporation at any time. The Independent Consultant shall certify, by way of affidavit or statutory declaration, that all such Confidential Information has been returned or destroyed, as applicable.

5.3 **Third Party Confidential Information**. The Independent Consultant covenants and agrees not to bring onto the premises of the Corporation or make any unauthorized use whatsoever of any trade secrets, confidential information or proprietary property of any third party.

5.4 **Further Assurances**. The Independent Consultant agrees that he will, if requested from time to time by the Corporation, execute such further agreements as to confidentiality and proprietary rights as the Corporation or any of its customers or suppliers may require to protect Confidential Information.

5.5 **Proprietary Property**. The Independent Consultant may, in the course of the Independent Consultant's retainer hereunder, conceive, develop or contribute to material or information including, without limitation, software, technical documentation, ideas, inventions (whether or not patentable), hardware, know-how, marketing plans, designs, techniques, documentation, records, regardless of the form or media, if any, on which the same is stored (collectively, the "**Proprietary Property**"). The Corporation shall exclusively own all Proprietary Property which the Independent Consultant conceives, develops or contributes to in the course of the Independent Consultant's retainer hereunder and all intellectual and industrial property and other rights of any kind in or relating to the Proprietary Property including, without

limitation, all copyright, patent, trade secret and trade-mark rights in or relating to the Proprietary Property. Material or information conceived, developed or contributed to by the Independent Consultant outside the hours that Consultant Services are rendered under this Agreement shall also be Proprietary Property and governed by this Agreement if such material or information relates to the Business and/or the Corporation.

5.6 **Assignment of Rights**. At the request and expense of the Corporation, the Independent Consultant shall do all acts necessary and sign all documentation necessary in order to ensure the ownership of the Proprietary Property and all intellectual and industrial property rights and other rights in or to the Proprietary Property by the Corporation including, without limitation, providing to the Corporation written assignments of all rights to the Corporation and any other documents required to enable the Corporation to document rights and/or register patents, copyrights, trade-marks, industrial designs and such other protections as the Corporation consider advisable anywhere in the world.

5.7 **Waiver of Moral Rights**. The Independent Consultant irrevocably and unconditionally waives all moral rights the Independent Consultant may have, may have previously had, or may in the future have in any Proprietary Property.

5.8 **Acknowledgment of Independent Consultant**. The covenants in this Article 5 are given by the Independent Consultant in acknowledgment of the fact that the Independent Consultant has specific knowledge of the Business and affairs of the Corporation. In the event that any clause or portion of any of the covenants contained in this Article 5 should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this agreement. The Independent Consultant acknowledges and agrees that all restrictions contained in this Agreement are reasonable and valid and necessary to protect the legitimate business interests of the Corporation. It is understood by the parties that the covenants of the Independent Consultant contained in this Article 5 are essential elements to this Agreement and that, but for the agreement of the Independent Consultant to provide such covenants, the Corporation would not have entered into this Agreement.

5.9 **Remedies**. Without intending to limit the remedies available to the Corporation, the Independent Consultant acknowledges that a breach by the Independent Consultant of any of the provisions of this Agreement would cause serious and irreparable harm to the Corporation which could not adequately be compensated for in damages, and the Corporation shall have the right, in addition to any other rights and remedies available to it at law or in equity, to enforce its rights and the Independent Consultant's obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance or an interim, interlocutory or permanent injunction without the necessity of an undertaking as to damages by the Corporation in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement. The Independent Consultant agrees to waive any defences he may have to any such actions taken by the Corporation and agrees to consent to an order for an injunction or specific performance sought by the Corporation, as the case may be.

5.10 **Payment of Benefits to Corporation**. In addition to any other rights and remedies available to the Corporation at law or in equity, each member of the Corporation shall have the

right and remedy to require the Independent Consultant to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, the "**Benefits**") derived or received as a result of any transactions constituting a breach of any of the covenants contained herein, and the Independent Consultant shall account for and immediately pay over such Benefits to the Corporation.

ARTICLE 6: General Contract Provisions.

6.1 **Severability.** If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. Without in any way limiting the generality of the immediately preceding sentence, in the event that any limits with respect to capacities, activities, time periods or geographical areas set forth in this Agreement are found to be unreasonable by a court of competent jurisdiction, the Independent Consultant and the Corporation agree to be bound by such reduced limits with respect to capacities, activities, time periods or geographical areas as such court deems to be reasonable.

6.2 **Status of Independent Consultant**. It is expressly agreed, represented and understood that the parties have entered into an agreement for the rendering of the Consultant Services on an arm's length basis and that the Independent Consultant is not an employee, agent or servant of the Corporation, is not entitled to any benefits provided by the Corporation to any of its employees and that the Consultant shall be responsible to satisfy all government obligations, including, without limitation, income tax, Canada Pension Plan and employer insurance contributions. Further, this Agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer-employee, principal-agent or any other relationship apart from an independent Consultant relationship.

6.3 **Entire Agreement**. This Agreement constitutes the complete understanding of, and supersede any and all prior agreements and understandings between, the parties with respect to their respective subject-matters, and no statement, representation, warranty or covenant has been made by either party with respect hereto or thereto except as expressly set forth herein or therein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties.

6.4 **Notices**. Any notice which is required or permitted by this Agreement to be given to either party hereto shall be in writing and shall be sufficiently given if delivered personally or sent by pre-paid registered mail or telecopied to the addresses detailed in Schedule "A" hereto.

Any such notice or other written communication if: (a) delivered shall be conclusively deemed to be received on the day the notice or other communication is delivered or the next Business Day if the day of delivery is not a Business Day, and (b) if sent by prepaid registered or certified mail shall be conclusively deemed to be received on the 5th Business Day next following its post-marked date provided, however, that in the event of an interruption of normal postal service it shall be deemed to have been given and received on the 5th Business Day following the day on which normal postal service is restored, and (c) if sent by telecopy transmission shall be deemed to be received on the day transmitted provided such transmission occurs prior to 4:00 p.m. (local time of the recipient) on a Business Day, otherwise it will be deemed to have been given and

received on the Business Day next following the date of transmission, in each case as set out in a written confirmation produced by the sender's telecopy machine of complete and error-free transmission. Notwithstanding the foregoing, a notice of change of address will be effective only upon receipt by the addressee.

6.5 **Applicable Law**. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties attorns to the jurisdiction of the courts of the Province of Ontario.

6.6 **Currency.** Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian funds.

6.7 **Successors and Assigns**. This Agreement shall enure to the benefit of and be binding on the Independent Consultant, each member of the Corporation and each of their respective heirs, executors, administrators, legal and personal representatives, successors and permitted assigns. The Independent Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. Each member of the Corporation may assign this Agreement without the consent of, but on notice to, the Independent Consultant.

6.8 **Independent Legal Advice**. The Independent Consultant acknowledges and agrees that he has: (a) read and understands this Agreement; and (b) obtained, or has declined to obtain, independent legal advice in connection with this Agreement and the provisions hereof.

6.9 **Sections and Headings.** The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or a Schedule refers to the specified Article or Section of, or Schedule to this Agreement.

6.10 **Counterparts.** This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. The parties agree that facsimile copies of signatures and signed documents shall be treated as originals for all purposes of this Agreement and the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

SIGNED, SEALED AND DELIVERED
in the presence of

Witness:

Michael Shamber

INSTADOSE PHARMA CORP.

Per:

Name: Grant F. Sanders
Title: Chief Executive Officer

SCHEDULE "A"
CONSULTANT DETAILS

1. CONSULTANT SERVICES

- Assist the Corporation with a number of business services including, but not limited to, accounting, financial, and strategic business advisory.
- Provide the Corporation with other general services that may be asked of the Independent Consultant.

2. NOTICES

- To the Corporation – 5500 North Service Rd., Suite 301, Burlington, ON L7L 6W6
- To the Independent Consultant – 1241 Sable Drive, Burlington, ON L7S 2J6